Exhibit 5.5

March 25, 2014

Axiall Corporation, Eagle Spinco Inc.

and the Guarantors (as defined below)

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

Re:                             Registration Statement on Form S 4 Filed by Axiall Corporation and Eagle Spinco Inc. Relating to the Exchange Offers (as defined below)

Ladies and Gentlemen:

We have acted as special Nevada counsel for Royal Group Sales (USA) Limited, a Nevada corporation (“Royal Group Sales”), and Royal Mouldings Limited, a Nevada corporation (“Royal Mouldings,” and together with Royal Group Sales, the “Nevada Guarantors”), in connection with the Registration Statement on Form S 4 filed by Axiall Corporation, a Delaware corporation (“Axiall”), Eagle Spinco Inc., a Delaware corporation (“Eagle Spinco” and, together with Axiall, the “Issuers”), the Nevada Guarantors, and the Other Guarantors (as defined below) (the “Registration Statement”) to which this opinion has been filed as an exhibit.  The Registration Statement relates to (a) the proposed issuance and exchange (the “2023 Exchange Offer”) of up to $450,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 of Axiall (the “Exchange 2023 Notes”) for an equal principal amount of 4.875% Senior Notes due 2023 of Axiall outstanding on the date hereof (the “Original 2023 Notes”) and (b) the proposed issuance and exchange (the “2021 Exchange Offer”) of up to $688,000,000 aggregate principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco (the “Exchange 2021 Notes”) for an equal principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco outstanding on the date hereof (the “Original 2021 Notes”).

The Original 2023 Notes have been, and the Exchange 2023 Notes will be, issued pursuant to the indenture, dated as of February 1, 2013, as amended or supplemented from time to time (the “Axiall Indenture”), by and among Axiall, Eagle Spinco, the Nevada Guarantors, and the guarantors listed on Annex A hereto (each, an “Other Guarantor” and, together, the “Other Guarantors”;  the Other Guarantors, Eagle Spinco and the Nevada Guarantors are collectively referred to as the “2023 Note Guarantors”) and U.S. Bank, National Association, as trustee (the “Trustee”).  The Original 2023 Notes are, and the Exchange 2023 Notes will be, guaranteed (each, a “2023 Guarantee”) on a joint and several basis by the 2023 Note Guarantors.

The Original 2021 Notes have been, and the Exchange 2021 Notes will be, issued pursuant to an indenture, dated as of January 28, 2013, as amended or supplemented from time to time (the “Eagle Spinco Indenture”), by and among Eagle Spinco, Axiall, the Nevada Guarantors, the Other Guarantors (the Other Guarantors, Axiall and the Nevada Guarantors are collectively referred to as the “2021 Note Guarantors”) and the Trustee.  The Original 2021 Notes are, and the Exchange 2021 Notes will be, guaranteed (each, a “2021 Guarantee”) on a joint and several basis by the 2021 Note Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.                                      The 2023 Note Guarantee of the Exchange 2023 Notes (each, an “Exchange 2023 Guarantee” and together, the “Exchange 2023 Guarantees”) of each Nevada Guarantor, when it is issued and delivered in exchange for the 2023 Guarantee of the Original 2023 Notes (together, the “Original 2023 Guarantees”) of each Nevada Guarantor in accordance with the terms of the 2023 Exchange Offer, will constitute a valid and binding obligation of such Nevada Guarantor.

2.                                      The 2021 Note Guarantee of the Exchange 2021 Notes (each, an “Exchange 2021 Guarantee” and together, the “Exchange 2021 Guarantees”) of each Nevada Guarantor, when it is issued and delivered in exchange for the 2021 Guarantee of the Original 2021 Notes (together, the “Original 2021 Guarantees”) of such Nevada Guarantor in accordance with the terms of the 2021 Exchange Offer, will constitute a valid and binding obligation of such Nevada Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) each of the Axiall Indenture and the Eagle Spinco Indenture have been duly authorized, executed and delivered by the Trustee and constitute valid, binding and enforceable obligations of the Trustee, (ii) the Original 2023 Notes have been duly authenticated by the Trustee in accordance with the Axiall Indenture and (iii) the Original 2021 Notes have been duly authenticated by the Trustee in accordance with the Eagle Spinco Indenture.

For the purposes of our opinion set forth in paragraph 1, we have assumed that the Exchange 2023 Notes, will be executed by Axiall, authenticated by the Trustee in accordance with the Axiall Indenture, issued and delivered in exchange for the Original 2023 Notes in accordance with the terms of the 2023 Exchange Offer, and will be the valid and binding obligations of Axiall.  For the purposes of our opinion set forth in paragraph 2, we have assumed that the Exchange 2021 Notes, will be executed by Eagle Spinco, authenticated by the Trustee in accordance with the Eagle Spinco Indenture, issued and delivered in exchange for the Original 2021 Notes in accordance with the terms of the 2021 Exchange Offer, and will be the valid and binding obligations of Eagle Spinco.

We are qualified to practice law only in the State of Nevada. Therefore, in rendering the opinion expressed in Paragraphs 1 and 2 above, we have relied solely upon the opinion of Jones Day, a copy of which has been filed as Exhibit 5.1 to the Registration Statement, with respect to matters relating to the Issuers, the Other Guarantors and the Nevada Guarantors governed by laws other than the laws of the State of Nevada as set forth in such Exhibit 5.1.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Nevada Guarantors and others.  The opinions expressed herein are limited to the laws of the State of Nevada as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement and to the reference to Woodburn and Wedge under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson

Annex A

Other Guarantors

Covered Guarantor	State of Incorporation
Axiall Holdco, Inc.	Delaware
Axiall Ohio, Inc.	Delaware
Axiall, LLC	Delaware
Eagle Holdco 3 LLC	Delaware
Eagle Natrium LLC	Delaware
Eagle Pipeline, Inc.	Louisiana
Eagle US 2 LLC	Delaware
Exterior Portfolio, LLC	Ohio
Georgia Gulf Lake Charles, LLC	Delaware
Rome Delaware Corp	Delaware
Royal Plastics Group (U.S.A.) Limited	Delaware
PHH Monomers, L.L.C.	Louisiana
Plastic Trends, Inc.	Michigan
Royal Window and Door Profiles Plant 13 Inc.	Pennsylvania
Royal Window and Door Profiles Plan 14 Inc.	Washington